As filed with the Securities and Exchange Commission on July 1, 2016

Registration No. 333-193067

Registration No. 333-192282

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-8
REGISTRATION STATEMENT NO. 333-193067

REGISTRATION STATEMENT NO. 333-192282

UNDER

THE SECURITIES ACT OF 1933

UNITED ONLINE, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0575839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21255 Burbank Boulevard, Suite 400 Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Amended and Restated United Online, Inc. 2010 Incentive Compensation Plan

United Online, Inc. 2010 Employee Stock Purchase Plan

(Full Title of the Plan)

United Online, Inc.

21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(818) 287-3000
(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With Copies to:

Patrick S. Brown

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angele, California 90067

(310) 712-6603

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [_]	Accelerated filer [X]	Non-accelerated filer [_]	Smaller reporting company [_]

(Do not check if a smaller reporting company)

1

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), of United Online, Inc. (the “Company”):

•	File No. 333-193067, pertaining to the registration of 10,000,000 shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), issuable under the Amended and Restated United Online, Inc. 2010 Incentive Compensation Plan; and
•	File No. 333-192282, pertaining to the registration of 1,309,244 shares of Common Stock issuable pursuant to the United Online, Inc. 2010 Employee Stock Purchase Plan.

On July 1, 2016, pursuant to the Agreement and Plan of Merger, dated as of May 4, 2016, by and among the Company, B. Riley Financial, Inc., a Delaware corporation (“BRF”) and Unify Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of BRF (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of BRF following the Merger.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company hereby files this Post-Effective Amendment No. 1 to remove from registration all of the shares of Common Stock registered but unsold under the Registration Statements as of the date hereof, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on July 1, 2016.

UNITED ONLINE, INC.

By: /s/ Michelle D. Stalick
Name: Michelle D. Stalick Title: Senior Vice President and Chief Accounting Officer

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.